Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
October 27, 2014	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES THIRD QUARTER 2014 RESULTS;

REPORTS STRONG EARNINGS

Third Quarter 2014 Highlights

•                  Adjusted EBITDA was $356 million compared to $376 million in the prior year period.  Third quarter 2014 EBITDA was impacted by approximately $30 million resulting from an unplanned manufacturing disruption of PO/MTBE.

•                  Adjusted diluted income per share was $0.60 compared to $0.54 in the prior year period.

•                  Net income attributable to Huntsman Corporation was $188 million compared to $64 million in the prior year period.  Third quarter 2014 was impacted by $94 million of tax benefit resulting from foreign tax credit elections.

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts, unaudited	2014	2013	2014	2014	2013

Revenues	$2,884	$2,842	$2,988	$8,627	$8,374

Net income attributable to Huntsman Corporation	$188	$64	$119	$361	$87
Adjusted net income(1)	$147	$132	$145	$397	$272

Diluted income per share	$0.76	$0.26	$0.48	$1.47	$0.36
Adjusted diluted income per share(1)	$0.60	$0.54	$0.59	$1.62	$1.12

EBITDA(1)	$293	$303	$327	$881	$664
Adjusted EBITDA(1)	$356	$376	$363	$1,048	$900

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported third quarter 2014 results with revenues of $2,884 million and adjusted EBITDA of $356 million.

Peter R. Huntsman, our President and CEO, commented:

“We continue to see growing demand for key products such as MDI polyurethanes, amines, maleic, aerospace composites and environmentally friendly textile dyes and chemicals.  Third quarter EBITDA from these products increased more than $30 million compared to the prior year.  The strength in our earnings is underpinned by broad earnings growth from multiple products across our divisions.

Recently, we successfully completed the acquisition of Rockwood’s performance additives and specialty titanium dioxide businesses.  We have plans to deliver $130 million of annual synergies by the middle of 2016 at which point we believe this acquisition will yield approximately $0.70 of earnings per share to shareholders.”

Segment Analysis for 3Q14 Compared to 3Q13

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended September 30, 2014 compared to the same period in 2013 was primarily due to improved MDI sales partially offset by lower PO/MTBE sales volumes.  MDI average selling prices increased in the Americas and European regions, partially offset by lower component pricing in China.  PO/MTBE average selling prices were essentially unchanged.  MDI sales volumes increased 5% primarily as a result of improved demand in the Americas and Asian regions and across most major markets.  PO/MTBE sales volumes decreased primarily as a result of an unplanned manufacturing disruption at our Port Neches, Texas facility in the third quarter of 2014 which resulted in lower EBITDA of approximately $30 million.  The decrease in adjusted EBITDA was due to lower PO/MTBE earnings, partially offset by higher MDI earnings.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended September 30, 2014 compared to the same period in 2013 was due to lower sales volumes partially offset by higher average selling prices.  Sales volumes decreased primarily due to the sale of our European surfactants business in the second quarter of 2014 partially offset by increased sales volumes in amines and maleic anhydride.  Average selling prices increased in response to higher raw materials costs and continued strong market conditions for amines, maleic anhydride and specialty surfactants.  The increase in adjusted EBITDA was primarily due to higher contribution margins.

Advanced Materials

Revenues in our Advanced Materials division for the three months ended September 30, 2014 compared to the same period in 2013 were essentially unchanged.  Average selling prices increased in all regions and across most markets primarily due to certain price increase initiatives and our focus on higher value markets.  Sales volumes decreased primarily due to our restructuring efforts.  During the fourth quarter of 2013 we closed two of our base resins production units as we focus on higher value markets such as aerospace, transportation and industrial, and coatings and construction.  The increase in adjusted EBITDA was primarily due to higher contribution margins and improved sales mix as a result of our restructuring efforts.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended September 30, 2014 compared to the same period in 2013 was primarily due to higher average selling prices, partially offset by lower sales volumes.  Average selling prices increased primarily in response to higher raw material costs and improved sales mix.  Sales volumes decreased primarily due to the de-selection of lower value business.  The increase in adjusted EBITDA was primarily due to higher contribution margins as a result of our restructuring efforts partially offset by higher selling, general and administrative costs.

Pigments

The increase in revenues in our Pigments division for the three months ended September 30, 2014 compared to the same period in 2013 was primarily due to higher sales volumes, partially offset by lower average selling prices.  Sales volumes increased primarily as a result of higher end-use demand, particularly in the Asia-Pacific region.  Average selling prices decreased primarily as a result of high industry inventory levels.  The decrease in adjusted EBITDA was primarily due to lower contribution margins, partially offset by higher sales volumes.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $5 million to a loss of $49 million for the three months ended September 30, 2014 compared to a loss of $44 million for the same period in 2013.  The decrease was primarily attributable to $6 million of unallocated foreign currency exchange losses in 2014 primarily attributable to the decline in value of the Euro versus the U.S. dollar.

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2014, we had $1,365 million of combined cash and unused borrowing capacity compared to $1,048 million at December 31, 2013.

On October 1, 2014, we successfully completed the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood for $1.04 billion in cash and assumed certain unfunded European pension liabilities.  The acquisition was funded by a new $1.2 billion term loan due 2021.

In August 2014, we increased the capacity of our existing revolving credit facility by $200 million to $600 million.  In October 2014, our revolving credit facility was increased by an additional $25 million.

Total capital expenditures for the three months ended September 30, 2014 were $137 million.  We expect to spend approximately $550 million on capital expenditures in 2014, net of reimbursements and including approximately $50 million in the fourth quarter for the newly acquired Rockwood businesses and the Augusta, Georgia color pigments facility which is under construction.

During the three months ended September 30, 2014, assets from our 1999 acquisition of Imperial Chemical Industries became fully depreciated.  Including the impact from the newly acquired Rockwood businesses we expect our fourth quarter depreciation to be approximately $105 million.

Income Taxes

During the three months ended September 30, 2014 we recorded an income tax benefit of $40 million and paid $13 million in cash for income taxes.  Our adjusted effective income tax rate for the three months ended September 30, 2014 was 29%.

During the third quarter of 2014 as a result of extensive planning efforts, we made elections on our U.S. tax returns from 2008 through 2013 which allowed us to utilize substantially all of our U.S. foreign tax credits. As a result of utilizing these assets that had been subject to a valuation allowance, we recognized a one-time income tax benefit of $94 million.

We expect our full year 2014 adjusted effective tax rate to be approximately 30% including the impact of the Rockwood acquisition.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2014 financial results on Monday, October 27, 2014 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4214
International participants	(617) 213 - 4866
Passcode	19019076

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PKYANFAXN

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning October 27, 2014 and ending November 3, 2014.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	68570447

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts, unaudited	2014	2013	2014	2013

Revenues	$2,884	$2,842	$8,627	$8,374
Cost of goods sold	2,369	2,335	7,157	7,067
Gross profit	515	507	1,470	1,307
Operating expenses	274	272	811	808
Restructuring, impairment and plant closing costs	39	37	91	110
Operating income	202	198	568	389
Interest expense	(49)	(48)	(148)	(146)
Equity in income of investment in unconsolidated affiliates	2	3	6	6
Loss on early extinguishment of debt	—	—	—	(35)
Other (expense) income	(1)	—	—	2
Income before income taxes	154	153	426	216
Income tax benefit (expense)	40	(81)	(39)	(105)
Income from continuing operations	194	72	387	111
Loss from discontinued operations, net of tax(2)	—	(2)	(7)	(4)
Net income	194	70	380	107
Net income attributable to noncontrolling interests, net of tax	(6)	(6)	(19)	(20)
Net income attributable to Huntsman Corporation	$188	$64	$361	$87

Adjusted EBITDA(1)	$356	$376	$1,048	$900

Adjusted net income(1)	$147	$132	$397	$272

Basic income per share	$0.77	$0.27	$1.49	$0.36
Diluted income per share	$0.76	$0.26	$1.47	$0.36
Adjusted diluted income per share(1)	$0.60	$0.54	$1.62	$1.12

Common share information:
Basic shares outstanding	242.6	239.8	241.8	239.5
Diluted shares	246.7	242.5	245.7	242.1
Diluted shares for adjusted diluted income per share	246.7	242.5	245.7	242.1

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions, unaudited	2014	2013	(Worse)	2014	2013	(Worse)

Segment Revenues:
Polyurethanes	$1,321	$1,306	1%	$3,831	$3,734	3%
Performance Products	762	779	(2)%	2,360	2,278	4%
Advanced Materials	310	309	—	953	966	(1)%
Textile Effects	221	198	12%	693	602	15%
Pigments	318	310	3%	976	974	—
Eliminations and other	(48)	(60)	20%	(186)	(180)	(3)%

Total	$2,884	$2,842	1%	$8,627	$8,374	3%

Segment Adjusted EBITDA(1):
Polyurethanes	$187	$215	(13)%	$551	$567	(3)%
Performance Products	129	122	6%	362	287	26%
Advanced Materials	57	39	46%	156	98	59%
Textile Effects	14	8	75%	52	8	550%
Pigments	18	36	(50)%	67	78	(14)%
Corporate, LIFO and other	(49)	(44)	(11)%	(140)	(138)	(1)%

Total	$356	$376	(5)%	$1,048	$900	16%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	September 30, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	—	—	6%	(5)%	1%
Performance Products	5%	—	1%	(8)%	(2)%
Advanced Materials	4%	1%	3%	(8)%	—
Textile Effects	17%	1%	3%	(9)%	12%
Pigments	(5)%	1%	1%	6%	3%
Total Company	3%	1%	—	(3)%	1%

	Nine months ended
	September 30, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(1)%	—	3%	1%	3%
Performance Products	4%	—	(1)%	1%	4%
Advanced Materials	6%	—	5%	(12)%	(1)%
Textile Effects	17%	(1)%	2%	(3)%	15%
Pigments	(5)%	2%	—	3%	—
Total Company	2%	—	(1)%	2%	3%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income		Diluted Income
	EBITDA		Benefit (Expense)		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts, unaudited	2014	2013	2014	2013	2014	2013	2014	2013

GAAP(1)	$293	$303	$40	$(81)	$188	$64	$0.76	$0.26
Adjustments:
Acquisition expenses and integration costs	10	9	(2)	(1)	8	8	0.03	0.03
Impact of certain foreign tax credit elections	N/A	N/A	(94)	—	(94)	—	(0.38)	—
Loss from discontinued operations, net of tax(2)	—	2	N/A	N/A	—	2	—	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	—	—	—	2	—	0.01
Certain legal settlements and related expenses	1	—	—	—	1	—	—	—
Amortization of pension and postretirement actuarial losses	12	19	(2)	(2)	10	17	0.04	0.07
Restructuring, impairment and plant closing and transition costs	40	43	(6)	(4)	34	39	0.14	0.16

Adjusted(1)	$356	$376	$(64)	$(88)	$147	$132	$0.60	$0.54

Adjusted income tax (benefit) expense					64	88
Net income attributable to noncontrolling interests, net of tax					6	6

Adjusted pre-tax income(1)					$217	$226

Adjusted effective tax rate					29%	39%

		Income Tax	Net Income	Diluted Income
	EBITDA	(Expense) Benefit	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts, unaudited	2014	2014	2014	2014

GAAP(1)	$327	$(43)	$119	$0.48
Adjustments:
Acquisition expenses and integration costs	9	(2)	7	0.03
Loss from discontinued operations, net of tax(2)	2	N/A	—	—
Gain on disposition of businesses/assets	(2)	1	(1)	—
Certain legal settlements and related expenses	2	—	2	0.01
Amortization of pension and postretirement actuarial losses	12	(4)	8	0.03
Restructuring, impairment and plant closing and transition costs	13	(3)	10	0.04

Adjusted(1)	$363	$(51)	$145	$0.59

Adjusted income tax expense			51
Net income attributable to noncontrolling interests, net of tax			5

Adjusted pre-tax income(1)			$201

Adjusted effective tax rate			25%

			Income Tax		Net Income		Diluted Income
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts, unaudited	2014	2013	2014	2013	2014	2013	2014	2013

GAAP(1)	$881	$664	$(39)	$(105)	$361	$87	$1.47	$0.36
Adjustments:
Acquisition expenses and integration costs	27	14	(6)	(2)	21	12	0.09	0.05
Impact of certain foreign tax credit elections	N/A	N/A	(94)	—	(94)	—	(0.38)	—
Loss from discontinued operations, net of tax(2)	9	3	N/A	N/A	7	4	0.03	0.02
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	—	(2)	—	5	—	0.02
Gain on disposition of businesses/assets	(2)	—	1	—	(1)	—	—	—
Loss on early extinguishment of debt	—	35	—	(13)	—	22	—	0.09
Certain legal settlements and related expenses	3	8	—	(2)	3	6	0.01	0.02
Amortization of pension and postretirement actuarial losses	37	56	(10)	(13)	27	43	0.11	0.18
Restructuring, impairment and plant closing and transition costs	93	120	(20)	(27)	73	93	0.30	0.38

Adjusted(1)	$1,048	$900	$(168)	$(164)	$397	$272	$1.62	$1.12

Adjusted income tax expense					168	164
Net income attributable to noncontrolling interests, net of tax					19	20

Adjusted pre-tax income(1)					$584	$456

Adjusted effective tax rate					29%	36%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income to EBITDA

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, unaudited	2014	2013	2014	2014	2013

Net income attributable to Huntsman Corporation	$188	$64	$119	$361	$87
Interest expense	49	48	51	148	146
Income tax (benefit) expense from continuing operations	(40)	81	43	39	105
Income tax benefit from discontinued operations(2)	—	—	(2)	(2)	—
Depreciation and amortization	96	110	116	335	326

EBITDA(1)	$293	$303	$327	$881	$664

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,
In millions	2014	2014	2013
	(unaudited)	(unaudited)

Cash	$592	$412	$529
Accounts and notes receivable, net	1,676	1,870	1,575
Inventories	1,788	1,847	1,741
Other current assets	438	319	314
Property, plant and equipment, net	3,703	3,776	3,824
Other assets	1,212	1,218	1,205

Total assets	$9,409	$9,442	$9,188

Accounts payable	$1,176	$1,162	$1,113
Other current liabilities	672	725	769
Current portion of debt	274	257	277
Long-term debt	3,752	3,809	3,633
Other liabilities	1,139	1,181	1,267
Total equity	2,396	2,308	2,129

Total liabilities and equity	$9,409	$9,442	$9,188

Table 7 — Outstanding Debt

	September 30,	June 30,	December 31,
In millions	2014	2014	2013
	(unaudited)	(unaudited)

Debt:
Senior credit facilities	$1,339	$1,339	$1,351
Accounts receivable programs	235	245	248
Senior notes	1,219	1,258	1,061
Senior subordinated notes	890	890	891
Variable interest entities	220	231	247
Other debt	123	103	112

Total debt - excluding affiliates	4,026	4,066	3,910

Total cash	592	412	529

Net debt- excluding affiliates	$3,434	$3,654	$3,381

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Nine months ended
	September 30,	September 30,
In millions, unaudited	2014	2014	2013

Total cash at beginning of period(a)	$412	$529	$396

Net cash provided by operating activities	360	343	388
Net cash used in investing activities	(135)	(337)	(388)
Net cash (used in) provided by financing activities	(41)	62	12
Effect of exchange rate changes on cash	(5)	(6)	(2)
Change in restricted cash	1	1	—

Total cash at end of period(a)	$592	$592	$406

Supplemental cash flow information:
Cash paid for interest	$(54)	$(145)	$(152)
Cash paid for income taxes	(13)	(156)	(60)
Cash paid for capital expenditures	(137)	(351)	(295)
Depreciation and amortization	96	335	326

Changes in primary working capital:
Accounts and notes receivable	139	(161)	(146)
Inventories	(3)	(112)	118
Accounts payable	37	131	(18)

Total cash used in primary working capital	$173	$(142)	$(46)

(a) Includes restricted cash.

Footnotes

(1)         We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  acquisition expenses and integration costs; loss (gain) on initial consolidation of subsidiaries; EBITDA from discontinued operations; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: acquisition expenses and integration costs; impact of certain foreign tax credit elections; loss (gain) on initial consolidation of subsidiaries; loss (income) from discontinued operations; discount amortization on settlement financing associated with the terminated merger; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)         During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2013 revenues of approximately $13 billion including the acquisition of Rockwood’s performance additives and TiO2 businesses. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 100 manufacturing and R&D facilities in more than 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.